Exhibit 10.1

Execution Version

AMENDMENT NO. 1 (this “Amendment”), dated as of March 1, 2021, among Cable One, Inc., a Delaware corporation (the “Borrower”), the Lenders party hereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, to the Third Amended and Restated Credit Agreement, dated as of October 30, 2020 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Original Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, and the Administrative Agent.

WHEREAS, the Borrower has requested to amend the Original Credit Agreement to permit the incurrence of certain convertible debt securities and to make certain other amendments related to the issuance of such convertible debt securities;

WHEREAS, Section 9.02(b) of the Original Credit Agreement permits the Borrower and the Required Lenders to amend the Original Credit Agreement; and

WHEREAS, the Borrower has requested, and the Administrative Agent and the Lenders party hereto, which constitute the Required Lenders, have agreed, upon the terms and subject to the conditions set forth herein, that the Original Credit Agreement be amended as provided herein (the Original Credit Agreement, as so amended, the “Amended Credit Agreement”).

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the Borrower, the Lenders party hereto and the Administrative Agent hereby agree as follows:

SECTION 1.          Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement.  The rules of interpretation set forth in Section 1.03 of the Original Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.

SECTION 2.          Amendments to the Original Credit Agreement. Effective as of the Amendment Effective Date (as defined below), the Original Credit Agreement is hereby amended as follows:

(a)          Section 1.01 of the Original Credit Agreement is hereby amended by adding the following definitions in proper alphabetical sequence:

“Convertible Debt Security” means any debt security the terms of which provide for the conversion thereof into Equity Interests of the Borrower, cash or a combination of such Equity Interests and cash.

“Permitted Earlier Maturity Debt” means Indebtedness in the form of Convertible Debt Securities and Guarantees with respect thereto issued pursuant to Section 6.01(u) with a final maturity date that is (x) at least 91 days after the scheduled expiration or termination of any then outstanding Revolving Credit Commitments and (y) at least 91 days after the scheduled maturity date of the Term A-2 Loans, in an aggregate outstanding principal amount not to exceed the greater of (i) $500 million and (ii) the product of (a) 0.75 multiplied by (b) Annualized Operating

Cash Flow for the most recently ended full fiscal quarter ending immediately prior to the time of incurrence of such Indebtedness for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement.  For the avoidance of doubt the principal amount limitation set forth in this definition shall apply to all Indebtedness in the aggregate incurred and outstanding in reliance hereof and shall not operate as a separate and distinct limitation for each incurrence of Indebtedness.

(b)          The following defined terms in Section 1.01 of the Original Credit Agreement are hereby amended and restated in their entirety to read as follows (new text is in bold/underline):

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.  Notwithstanding the foregoing, Convertible Debt Securities shall not constitute Equity Interests.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property (other than Qualified Equity Interests)) with respect to any Equity Interests of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary. Notwithstanding anything to the contrary herein, to the extent any cash or other property is paid or is distributed by the Borrower or any of its Restricted Subsidiaries upon the conversion or exchange of any Convertible Debt Securities, any amount of such cash or other property that exceeds the principal amount of Indebtedness that is converted or exchanged shall be deemed to be a Restricted Payment (and any such cash or property so paid or distributed that does not exceed such principal amount shall not be a Restricted Payment).

(c)           Section 6.01(u) of the Original Credit Agreement is hereby amended and restated in its entirety to read as follows (new text is in bold/underline):

(x) Indebtedness of any of the Borrower and its Restricted Subsidiaries, which indebtedness may be unsecured or secured on a junior basis to the Obligations, so long as (i) no Event of Default has occurred and is continuing or would arise after giving effect thereto and (ii) on a Pro Forma Basis (A) in the case of any such Indebtedness that is unsecured, the Total Net Leverage Ratio, as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, of the Second Amended and Restated Credit

Agreement), would be no greater than 5.00:1.00 and (B) in the case of any such Indebtedness that is secured, the Senior Secured Net Leverage Ratio, as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, of the Second Amended and Restated Credit Agreement), would be no greater than 4.00:1.00 and (y) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (u); provided that (i) the aggregate amount of Indebtedness of Restricted Subsidiaries of the Borrower that are not Guarantors outstanding at any one time pursuant to this clause (u), together with the aggregate amount of Indebtedness incurred by non-Loan Parties pursuant to Section 6.01(m) outstanding at such time, shall not exceed the greater of (x) $70,000,000 and (y) the product of (A) 0.10 multiplied by (B) Annualized Operating Cash Flow for the most recently ended full fiscal quarter ending immediately prior to such date for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, of the Second Amended and Restated Credit Agreement) and (ii) in each case other than with respect to Permitted Earlier Maturity Debt, (x) the maturity date of such Indebtedness shall be no earlier than the then-latest maturity date of any Class of Term Loans outstanding on the Third Restatement Effective Date (or any later date required pursuant to any Additional Credit Extension Amendment entered into after the Third Restatement Effective Date that has previously become effective) and (y) the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the longest then remaining Weighted Average Life to Maturity of any Class of Term Loans outstanding on the Third Restatement Effective Date (or any longer Weighted Average Life to Maturity required pursuant to any Additional Credit Extension Amendment entered into after the Third Restatement Effective Date that has previously become effective) (except to the extent of amortization of up to 1.00% per annum of the original principal amount of such Indebtedness for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans)) and (z) such Indebtedness shall not have terms and conditions (other than pricing, rate floors, discounts, fees, premiums, call protection and optional prepayment and redemption provisions) that are materially less favorable (when taken as a whole) to the Loan Parties than the terms and conditions of the Loan Documents (when taken as a whole), as determined in good faith by the Borrower (except for provisions applicable only to periods after the Latest Maturity Date at the time such Indebtedness is issued or incurred); provided further that the requirements of clause (ii) of the preceding proviso will be deemed satisfied with respect to an incurrence of Indebtedness in the form of a bridge or other interim credit facility that by its terms converts, subject only to customary conditions, into long-term indebtedness (notwithstanding the initial maturity, mandatory prepayment or other provisions thereof) that satisfies the requirements of clause (ii) of the preceding proviso.

(d)          Clause (g) in Article VII of the Original Credit Agreement is hereby amended by (i) replacing the word “or” immediately before clause (iii) with a “,” and (ii) adding at the end thereof “or (iv) any redemption, repurchase, conversion or settlement with respect to any Convertible Debt Security pursuant to its terms unless such redemption, repurchase, conversion or settlement results from a default or event of default thereunder;”.

SECTION 3.          Conditions Precedent to Effectiveness. This Amendment and the amendments to the Original Credit Agreement provided for herein shall become effective on the date (such date, the “Amendment Effective Date”) that each of the conditions precedent set forth below shall have been satisfied or waived:

(a)          Executed Counterparts. The Administrative Agent shall have received a counterpart signature page of this Amendment signed on behalf of the Borrower and Lenders that, taken together, constitute Required Lenders; and

(b)          Expenses Paid. The Administrative Agent shall have received all amounts owing by the Borrower pursuant to Section 9.03(a) of the Credit Agreement in connection with this Amendment to the extent invoiced at least three Business Days prior to the Amendment Effective Date.

SECTION 4.          Representations and Warranties. To induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants that:

(a)          it is (i) duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted and (iii) is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required, except in each case referred to in clauses (ii) and (iii) above as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

(b)          this Amendment has been duly authorized, executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 5.          Reference to and Effect on the Loan Documents. On and after the Amendment Effective Date, each reference in the Original Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Original Credit Agreement, and each reference in each of the other Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Original Credit Agreement, shall mean and be a reference to the Amended Credit Agreement. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. This Amendment shall not constitute a novation of the Original Credit Agreement or any of the Loan Documents.

SECTION 6.          Applicable Law; Waiver of Jury Trial.

(A)          THIS AMENDMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(B)          EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AND FOR ANY COUNTERCLAIM HEREIN.

SECTION 7.          Headings. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

SECTION 8.          Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or any other electronic transmission shall be effective as delivery of an original executed counterpart hereof.

The words “delivery”, “execute,” “execution,” “signed,” “signature,” and words of like import in this Amendment and any document executed in connection herewith shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

CABLE ONE, INC., as the Borrower

By:	/s/ Steven S. Cochran
	Name:	Steven S. Cochran
	Title:	Chief Financial Officer

[Signature Page to Amendment]

JPMorgan Chase Bank, N.A., as the Administrative Agent and a Lender

By:	/s/ Kelly Milton
	Name:	Kelly Milton
	Title:	Executive Director

[Signature Page to Amendment]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender,

By:	/s/ Judith Smith
	Name:	Judith Smith
	Title:	Authorized Signatory

By:	/s/ Jessica Gavarkovs
	Name:	Jessica Gavarkovs
	Title:	Authorized Signatory

[Signature Page to Amendment]

CoBank ACB, as a Lender

By:	/s/ Lennie Blakeslee
	Name:	Lennie Blakeslee
	Title:	Managing Director

[Signature Page to Amendment]